Exhibit 10.3

Retirement Agreement

This Retirement Agreement (this “Agreement”) is entered into between Melissa A. Greenwell (“Executive”) and The Finish Line, Inc. (the “Company”).

RECITALS

A.	Executive and the Company are parties to the Employment Agreement dated February 5, 2016 (the “Employment Agreement”).

B.	Executive has made the decision to retire from the Company.

C.	The Company has agreed to accept Executive’s retirement from the Company.

NOW THEREFORE, in recognition of Executive’s service with the Company, and in consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions.

(a)	Throughout this Agreement, the term “the Company” shall encompass the following: (i) the Company, as well as any division thereof, parent, subsidiary, affiliated entity, or related entity; and (ii) any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Section 1(a)(i).

(b)	Throughout this Agreement, the term “Retirement Date” shall mean the close of business on June 15, 2018, or such earlier date as Executive’s employment terminates pursuant to Section 2.

2.	Retirement. The Company agrees that Executive will continue in the employ of the Company until the close of business on the Retirement Date, or on such earlier date as the parties mutually agree in writing, on which date Executive’s employment will terminate and that, except for the specified provisions that survive or otherwise apply as provided herein, the Employment Agreement shall be terminated and of no further force and effect as of the Retirement Date. Any internal statement that the Company desires to issue regarding Executive’s retirement or relating to the end of her employment (excluding any statement made on a Form 8k or any other external statement) shall be reviewed before any issuance thereof with Executive and Executive shall have the right to approve the language of any such internal statement, and such approval shall not be unreasonably withheld.

3.	Compensation Plans and Programs. Except as otherwise set forth in Section 4 of this Agreement, Executive acknowledges and agrees that Executive is not entitled to any payment or benefit under or pursuant to, and hereby waives any claims or rights with respect to, each and every plan, program or agreement in which Executive was or is a participant or party including, without limitation, the Finish Line Long Term Incentive Bonus Program for fiscal years 2016, 2017 and 2018, the Finish Line Long Term Incentive Bonus Program for fiscal years 2017, 2018 and 2019, the Finish Line Long Term Incentive Bonus Program for fiscal years 2018, 2019 and 2020, the Finish Line Executive Officer Bonus Program for fiscal year 2018, the Finish Line Executive Officer Bonus Program for fiscal year 2019, and all restricted stock, performance shares, and any other awards granted to Executive pursuant to the Finish Line, Inc. 2009 Stock Incentive Plan, as amended and restated and as amended, and any award agreement issued pursuant thereto; provided, however, such waiver shall not apply to any benefits to which Executive is entitled under a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

4.	Retirement Payments and Other Consideration. Upon retirement, Executive shall be entitled to the compensation earned by her through the Retirement Date and expense reimbursement pursuant to the Company’s expense policy. In addition, as part of the retirement package, if Executive signs this Agreement and this Agreement is not revoked by Executive, the Company shall provide Executive with the following, all in consideration of the terms and conditions and releases contained in this Agreement, on the Effective Date:

(a)	The Company agrees to pay Executive a retirement payment equal to $1,786,059.50 (the “Retirement Payment”), which is comprised of $1,575,017.00, plus a payment of $154,696.50 for cancellation of Executive’s March, 27, 2017 time-based restricted stock grant, and plus a payment of $59,346.00 for the cancellation of Executive’s March 28, 2016 time-based restricted stock grant. The Retirement Payment shall be made to Executive in a lump sum (less appropriate withholding).

(b)	In addition, Executive shall be provided with such conversion rights that may exist under any insurance benefit or plan for which she was eligible during her employment.

In paying the amount specified in this Section 4, the Company makes no representation as to the tax consequences or liability arising from said payment including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 280G or 4999 of the Code; provided, however, the Company acknowledges that its outside accountants have determined that the Retirement Payment is not an excess parachute payment under Section 280G or Section 4999 of the Code and to the extent that determination is incorrect then Executive agrees to return such amount of the Retirement Payment necessary so that it is not an excess parachute payment. Section 7(f) and Section 7(g) of the Employment Agreement, however, shall continue to apply to any payment made to Executive and is incorporated by reference as if fully set forth herein. Moreover, the parties understand and agree that Executive’s tax consequences and/or liability arising from the payment to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive will pay any and all income tax, excise tax or other tax which may be determined to be due by her in connection with the payment described in this Section 4. Executive also agrees to indemnify the Company for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) incurred by her arising from or relating to the payment described in this Section 4 and/or imposed by the Internal Revenue Service, the State of Indiana, or any other taxing agency or tribunal as a result of Executive’s failure to timely pay Executive’s taxes on said payment or any portion thereof.

The payments and obligations assumed by the Company in this Section 4 reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and will be subject to all applicable taxes, withholdings, and deductions. The Company may deduct from any payment to Executive any applicable withholding. Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to her and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied, other than compensation earned by her through the Retirement Date, expense reimbursement pursuant to the Company’s expense policy, and her rights as a shareholder of the Company.

5.

General Release and Waiver. In consideration for the opportunities afforded by this Agreement, Executive (for Executive and Executive’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement, except as otherwise set forth in this Agreement and except for Executive’s right to enforce this Agreement, and she waives all claims relating to, arising out of, or in any way connected with Executive’s employment with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (a) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; (b) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (c) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (d) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (e) the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; (f) Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; (g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (h) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (i) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (j) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; (k) the Indiana wage payment statute, Ind. Code § 22-2-4-1, et seq.; and any Indiana wage law; (l) any existing or potential entitlement under any Company program or plan, including wages or other paid leave; (m) any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); (n) claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (o) the Indiana Constitution; and/or (p) the United States Constitution.

Executive understands and agrees that Executive is releasing the Company from any and all claims by which Executive is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which — by express or unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Executive signs this Agreement. Nor shall this Agreement preclude Executive from challenging the validity of this Agreement under the ADEA.

6.	Mutual Disclaimer. This Agreement is entered into to provide Executive with a retirement package and to terminate the parties’ relationship on an amicable basis and shall not be construed as an admission of liability by either party. Accordingly, Executive states under penalties of perjury that - at the time Executive executes this Agreement - Executive is not aware of any facts or incidents of wrongdoing, liability, or discrimination by the Company from the beginning of time up to the date Executive signs the Agreement. The parties further understand that the retirement package creates no precedent for the Company in dealing with any future separations.

7.	Return of Property. On the Retirement Date, and otherwise upon the request of the Company, Executive agrees to return to the custody of the Company all the Company’s property and Confidential Information (as that term is defined in the Employment Agreement), as well as all copies thereof, that are in Executive’s possession, custody or control. This includes all tangible personal property (such as keys, credit cards, computers, tablets, thumb drives, hand held devices, cell/smart phones, PDAs, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, electronic storage devices, diskettes, or any other database or source containing information which relates to or references the Company and which was provided by the Company or obtained as a result of Executive’s employment with the Company.

8.

Covenant Not to Sue. Except for those claims, causes of action or rights explicitly excluded from release in Section 5 above, Executive agrees that Executive will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment, or the compensation or benefits payable in connection with employment or termination of employment. Should Executive violate any aspect of this Section 8, Executive agrees: (a)

that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Executive that breaches this Agreement, including, without limitation, reasonable attorneys’ fees; and (c) to return the amount paid pursuant to Section 3(a) and Section 4 – save $500 – within fourteen (14) days after a final determination has been made by a court or other legal authority that Executive has violated this Section of the Agreement. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of this Agreement shall remain in full force and effect.

9.	Non-disparagement. Executive will not, at any time during or after the date hereof, make legally impermissible statements that disparage the Company or any, director, officer, or employee of the Company; provided, however, that it will not be a violation of this Section 9 for Executive to testify truthfully under oath or in connection with any investigation undertaken by any local, state, or federal agency. The Company agrees that neither its executive officers nor members of its board of directors will make legally impermissible statements that disparage Executive; provided, however, that it will not be a violation of this Section 9 for such individuals to testify truthfully under oath or in connection with any investigation undertaken by any local, state, or federal agency.

10.	Successors. This Agreement shall apply to Executive, and inure to the benefit of, as well as to her heirs, executors, beneficiaries, administrators, and agents. This Agreement also shall apply to, and inure to the benefit of the Company, the predecessors, successors, and assigns of the Company and each past, present, or future employee, agent, representative, insurer, trustee, officer, or director of the Company.

11.	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

12.	Applicable Law and Jurisdiction. This Agreement shall be interpreted, enforced, and governed under the laws of the State of Indiana, without regard to conflict of laws principles thereof. Moreover, while the parties do not contemplate any future disputes, Executive agrees that any action or claim regarding this Agreement or otherwise brought against the Company by or on behalf of Executive, Executive’s agents, assigns, heirs, administrators, or executors that relate to Executive’s employment or the termination thereof shall be maintained in the State of Indiana. If brought in state court, the action shall be filed in Marion County; if brought in federal court, the action shall be filed in the Southern District of Indiana, Indianapolis Division. By signing this Agreement, Executive expressly consents to personal jurisdiction in the State of Indiana. Both parties waive the right to a jury trial.

13.	Nonwaiver. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach.

14.	Indemnification. Executive shall be indemnified by the Company against claims arising in connection with Executive’s status as an employee, officer, director or agent of the Company in accordance with the Company’s indemnity policies and programs for its executives, subject to applicable law.

15.	Knowledge and Understanding. Executive acknowledges that, in accordance with the ADEA, Executive:

(a)	has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;

(b)	has been given a period of twenty-one (21) days within which to consider this Agreement, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement;

(c)	has availed Executive of all opportunities Executive deems necessary to make a voluntary, knowing, and fully informed decision; and

(d)	is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

16.	Effective Date. This Agreement may only be accepted during the twenty-one (21) day period after Executive receives this Agreement. In the event Executive executes this Agreement within the twenty-one (21) days following her receipt of this Agreement, Executive shall have an additional period of seven (7) days to revoke this Agreement. Any revocation shall be in writing and delivered via facsimile (facsimile number (317) 613-6717) to the attention of the General Counsel. This Agreement shall not become effective, therefore, until Executive has executed the Agreement and the seven-day revocation period has expired without revocation being exercised (such date that this Agreement becomes effective is the “Effective Date”).

17.	Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to the subjects herein. Executive acknowledges and agrees that, in executing this Agreement, Executive does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise. Notwithstanding the foregoing, Executive agrees that Sections 5, 6, and 8 through 11, of the Employment Agreement shall remain in full force and effect in accordance with their terms.

18.

Prevailing Party Fees and Expenses. If either party is required to go into court to enforce any provision of this Agreement, and/or any contracts, plans, benefits or other provision referenced in this Agreement, the prevailing party in such legal proceedings shall be entitled to reimbursement for all costs, expenses and damages incurred by the losing party in prosecuting and/or defending the lawsuit, including reasonable attorneys’ fees, and the prevailing party shall be reimbursed for all costs and expenses incurred by the losing party in seeking enforcement of this Agreement, and/or any contracts, plans, benefits or other provision referenced in this Agreement.

[Signature page immediately follows.]

BY SIGNING THIS AGREEMENT, WHICH CONTAINS A RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THIS AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:

The Finish Line, Inc.

/s/ Melissa A. Greenwell	By:	/s/ Samuel M. Sato
Melissa A. Greenwell	Printed: Samuel M. Sato
Its: Chief Executive Officer

Dated: June 14, 2018	Dated: June 15, 2018

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